Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

OrthoPediatrics Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-1761833
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

2850 Frontier Drive Warsaw, Indiana	46582
(Address of Principal Executive Offices)	(Zip Code)

OrthoPediatrics Corp. 2024 Incentive Award Plan

(Full Title of the Plan)

David R. Bailey

President and Chief Executive Officer

OrthoPediatrics Corp.

2850 Frontier Drive

Warsaw, Indiana 46582

(Name and Address of Agent for Service)

(574) 268-6379

(Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Jeremy E. Hill Tonya Vachirasomboon Dentons Bingham Greenebaum LLP 2700 Market Tower 10 W. Market Street Indianapolis, Indiana 46204 (317) 635-8900	Daniel J. Gerritzen General Counsel, Executive Vice President of Legal and Secretary OrthoPediatrics Corp. 2850 Frontier Drive Warsaw, Indiana 46582 (574) 267-0842

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 of OrthoPediatrics Corp. (the “Registrant”) is being filed by the Registrant to register 1,629,000 shares of the Registrant’s common stock, $0.00025 par value per share (the “Common Stock”), issuable under the OrthoPediatrics Corp. 2024 Incentive Award Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

* The information required by Part I of Form S-8 to be contained in this Item is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in the OrthoPediatrics Corp. 2024 Incentive Award Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference (other than Current Reports on Form 8-K, or portions thereof, “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein):

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on March 8, 2024, including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 8, 2024, incorporated by reference therein;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 7, 2024;

(c)	the Registrant’s Current Reports on Form 8-K and 8-K/A filed with the Commission on January 2, 2024, January 8, 2024, (two filings) and May 28, 2024; and

(d)	the description of the Registrant’s Common Stock set forth in the registration statement filed by the Registrant pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that the Registrant is not incorporating by reference any documents or portions thereof that are not considered to be “filed” with the Commission.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust, or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit, or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending, or completed action, suit, or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Description

4.1	Amended and Restated Certificate of Incorporation of OrthoPediatrics Corp. (Incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed on October 16, 2017) (SEC File No. 001-38242)

4.2	Amended and Restated Bylaws of OrthoPediatrics Corp. (Incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-K filed on November 2, 2023) (SEC File No. 001-38242)

4.3	Registration Rights Agreement, by and between the registrant and Squadron, dated as of May 30, 2014 (Incorporated by reference to Exhibit 4.2 of Registrant’s Form S-1 filed on June 16, 2016) (SEC File No. 333-212076)

4.4	First Amendment to Registration Rights Agreement, by and between the registrant and Squadron, dated October 16, 2017 (Incorporated by reference to Exhibit 10.2 of Registrant’s Form 8-K filed on October 16, 2017) (SEC File No. 001-38242)

4.5	Stockholders Agreement, by and between the Registrant and Squadron, dated October 16, 2017 (Incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed on October 16, 2017) (SEC File No. 001-38242)

4.6	OrthoPediatrics Corp. 2024 Incentive Award Plan (Incorporated by reference to Exhibit 10.1 of Registrant’s Form 8-K filed on May 28, 2024) (SEC File No. 001-38242)

5.1*	Opinion of Dentons Bingham Greenebaum LLP as to the validity of the securities registered hereunder

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Dentons Bingham Greenebaum LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page hereto)

107*	Calculation of Filing Fee

* Filed herewith

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(A)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(C)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A), (B), and (C) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, on May 28, 2024.

ORTHOPEDIATRICS CORP.

By:	/s/ David R. Bailey
David R. Bailey
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David R. Bailey and Fred L. Hite, and each of them, as such person’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for such person and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including any post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of the 28th day of May, 2024 by the following persons in the capacities indicated.

/s/ David R. Bailey	President, Chief Executive Officer, and Director (Principal Executive Officer)
David R. Bailey
/s/ Fred L. Hite	Chief Financial Officer, Chief Operating Officer, and Director (Principal Financial and Accounting Officer)
Fred L. Hite
/s/ Mark C. Throdahl	Chairman of the Board
Mark C. Throdahl
/s/ George S. M. Dyer	Director
George S. M. Dyer
/s/ Bryan W. Hughes	Director
Bryan W. Hughes
/s/ Marie C. Infante	Director
Marie C. Infante
/s/ Jimmy D. McDonald	Director
Jimmy D. McDonald
/s/ David R. Pelizzon	Director
David R. Pelizzon
/s/ Samuel D. Riccitelli	Director
Samuel D. Riccitelli
/s/ Harald Ruf	Director
Harald Ruf
/s/ Terry D. Schlotterback	Director
Terry D. Schlotterback